Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-174456) of Snap Interactive, Inc., of our report dated March 5, 2014, with respect to the consolidated financial statements of Snap Interactive, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

New York, New York
March 5, 2014